Exhibit 5

MINUTES No. 239 OF THE SUPERVISORY COMMITTEE’S MEETING
In the City of Buenos Aires, on March 9, 2011, the undersigning members of the Supervisory Committee of EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE SOCIEDAD ANÓNIMA (EDENOR S.A.) (the “Company”), held a meeting at the corporate office located at Avenida del Libertador 6363, 11th floor. At 08:00 a.m. and after verifying legal and statutory quorum, Mr. José Daniel Abelovich, member and Chairman of the Supervisory Committee, declared the meeting duly opened to consider the FIRST ITEM of the Agenda: 1) CONSIDERATION OF THE FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, NOTES AND EXHIBITS THERETO AND SUPPLEMENTARY DOCUMENTS THEREOF. Mr. Abelovich stated that upon timely delivery of the documents related to the fiscal year under consideration, as well as the independent auditor's report, the Committee has reviewed them all, as well as the remaining documents including the supporting documents of such auditors’ report, whose criteria were shared by the Committee. As a result of the analysis conducted by the members of the Supervisory Committee, and having all of them been aware of the documents and decisions made by the corporate bodies, Mr. Abelovich moved to approve all decisions. After discussion, the motion was unanimously approved. The Chairman proposed considering THE SECOND ITEM of the Agenda: 2) SUPERVISORY COMMITTEE’S REPORT AND OTHER RELATED DOCUMENTS. SIGNATURE AUTHORIZATION. Mr. Abelovich stated that the Supervisory Committee shall issue its report and requested all attendees to consider a draft report. Immediately thereupon, after discussion, said report was unanimously approved, ad-referendum of the approval of the financial statements therein considered by the Board of Directors called on March 9, 2011. Furthermore, Mr. Abelovich was authorized to sign said report, as well as the remaining documents previously described, which were transcribed below:

Supervisory Committee’s Report

To the Shareholders of
EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

1.
In accordance with the provisions of section 294 of Law No. 19,550, the Rules of the Argentine Securities and Exchange Commission (Comisión Nacional de Valores) (“CNV”) and the Regulations of the Buenos Aires Stock Exchange, we have reviewed the general balance sheet of EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A.  (hereinafter referred to as “EDENOR”) as of December 31, 2010, the related statement of income, statement of changes in stockholders´ equity and statement of cash flow for the fiscal year then ended, and notes 1 to 26 and exhibits A, C, D, E, G and H thereto. The preparation and issue of the financial statements are the Company’s responsibility.

2.
Our review was conducted in accordance with prevailing auditing standards. Such standards require financial statements to be reviewed subject to the prevailing auditing standards, including the verification of the reasonability of the significant information included in the documents reviewed and its consistency with the remaining information on corporate decisions, as disclosed in Board of Directors’ and Shareholders’ Meetings’ minutes, and the conformity of those decisions to the law and the Company’s by-laws insofar as concerns formal and documentary aspects. Our review was conducted based on the audit performed by the Company’s independent auditors, Price Waterhouse & Co. S.R.L., who issued an unqualified limited review report dated March 9, 2011. An audit requires that the auditor plans and performs his audit to obtain reasonable assurance about whether the financial statements are free of material misstatements or significant mistakes. An audit includes examining, on a selective basis, evidence supporting the disclosures in the financial statements, as well as assessing the accounting standards used and significant estimates made by the Company, and evaluating the overall presentation of the financial statements. We have not assessed any business administrative, financing, marketing and operational decisions, as they fall within the exclusive competence of the Board of Directors and the Shareholders’ Meeting.

Furthermore, as regards the Board of Directors’ Annual Report for the fiscal year ended December 31, 2010, we have verified that it includes the information required by section No. 66, Argentine Companies’ Law No. 19,550 and Decree No. 677/01 and, to the extent of our field of competence, the figures disclosed thereat are consistent with the Company’s books of accounts and other related documents.

Based on the audit. conducted, with the extent described above, we inform that:

a)
In our opinion, the financial statements of EDENOR present fairly, in all material respects, its financial position as of December 31, 2010, the results of its operations, changes in its shareholders’ equity and cash flows for the fiscal year then ended, in conformity with professional accounting standards in force in the City of Buenos Aires;

b)
We have read the Board of Directors’ Annual Report and, to the extent of our field of competence, we have no objections thereto. Statements on future events included therein fall within the exclusive competence of the Board of Directors.

c)
In accordance with the provisions of last paragraph of section No. 4, Chapter XXI of the CNV Rules, we report no matter that, in our opinion, is worth mentioning in relation to the quality of the accounting and auditing policies of EDENOR nor to the degree of objectivity and independence of the independent auditors, after considering the auditors’ own statements on compliance with the relevant professional rules.

d)
We have applied the procedures on assets laundering and terrorism financing provided for in the relevant professional rules issued by the Argentine Federation of Professional Councils in Economic Sciences (Federación Argentina de Consejos Profesionales de Ciencias Económicas).

The provisions of section No. 294 of Law No. 19,550 have been duly met.

City of Buenos Aires, March _, 2011.

By Supervisory Committee

José Daniel Abelovich
Regular Member

There being no further issues to transact, the meeting was adjourned at 08:45 a.m. by Mr. Abelovich.

José Daniel Abelovich	Jorge Pardo	Javier Errecondo